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As filed with the Securities and Exchange Commission on October 5, 2012

Registration No. 333-181376

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
FORM S-1

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Shutterstock, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7389	80-0812659
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60 Broad Street, 30th Floor
New York, NY 10004
(646) 419-4452

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jonathan Oringer
Chief Executive Officer
Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004
(646) 419-4452
(Name, address including zip code, and telephone number including area code, of agent for service)

Copies to:

Brian B. Margolis, Esq. David M. Ruff, Esq. Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 (212) 506-5000	Gregory B. Astrachan, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 5 (Amendment No. 5) to the Registration Statement on Form S-1 (File No. 333-181376) of Shutterstock, Inc. (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All expenses will be borne by the registrant. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Item	Amount
SEC registration fee	$8,896
FINRA filing fee	8,263
Initial NYSE listing fee	162,560
Printing and engraving expenses	300,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,500,000
Transfer Agent and Registrar fees	5,000
Miscellaneous fees and expenses	415,281

Total	$4,400,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for the following:

  •
  any breach of the director's duty of loyalty to the registrant or its stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  •
  any transaction from which the director derived an improper benefit.

        To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the registrant's certificate of incorporation shall also extend to those persons.

        In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant to be effective upon completion of this offering provide that:

  •
  The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  •
  The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  •
  The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  •
  The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant's board of directors or brought to enforce a right to indemnification.

  •
  The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

        The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

        These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification in limited circumstances by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 and otherwise.

Item 15.    Recent Sales of Unregistered Securities

        Since January 1, 2009, the registrant's predecessor, Shutterstock Images LLC, or the LLC, has issued and sold the following securities:

  1.
  In August 2010, the LLC granted to an executive officer, in connection with his employment agreement, an equity interest in the company equal to 4% of the amounts distributed to the members of the LLC in excess of $300 million.

  2.
  Since January 1, 2009, the LLC has granted value appreciation rights, or VARs, equal to an aggregate of 5.8% of the LLC, at a weighted average exercise price of $15.64 to 270 employees and directors under the Shutterstock Images LLC Value Appreciation Plan. The 270 employees and directors referenced above is comprised of 4 of our directors, 2 of our named executive officers, 218 of our other current employees and 46 of our former employees. The above-referenced VAR grants were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended, as transactions pursuant to a compensatory benefit plan approved by the LLC's board. The VAR grant recipients were provided with a copy of the LLC's Value Appreciation Plan at the time of grant and, to the extent required by applicable law, the VAR grant recipients were accredited or sophisticated and either received adequate information about the LLC or had access, through their relationships with the LLC, to such information.

  3.
  In connection with the registrant's reorganization from a New York limited liability company to a Delaware corporation, which will occur prior to this offering, Shutterstock, Inc. will issue an aggregate of 28,338,281 shares of its common stock to existing members of the LLC and options to purchase 1,661,719 shares of common stock at a weighted average exercise price of $15.79 to existing holders of VAR grants in the LLC pursuant to the registrant's 2012 Omnibus Equity Incentive Plan.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. If applicable, the recipient of securities were accredited or sophisticated and either received adequate information about the registrant or had access, through his relationships with the registrant, to such information.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        The list of exhibits is set forth under "Exhibit Index" at the end of the registration statement and is incorporated by reference herein.

        (b)   Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 5, 2012.

SHUTTERSTOCK, INC.
By:	/s/ JONATHAN ORINGER Jonathan Oringer Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ JONATHAN ORINGER Jonathan Oringer		Founder, Chief Executive Officer and Director (Principal Executive Officer)	October 5, 2012
/s/ THILO SEMMELBAUER Thilo Semmelbauer		President and Chief Operating Officer	October 5, 2012
/s/ TIMOTHY E. BIXBY Timothy E. Bixby		Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2012
* Steven Berns		Director	October 5, 2012
* Jeff Epstein		Director	October 5, 2012
* Thomas R. Evans		Director	October 5, 2012
* Jeffrey Lieberman		Director	October 5, 2012
* Jonathan Miller		Director	October 5, 2012
*By:	/s/ JONATHAN ORINGER Jonathan Oringer Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description
1.1#	Form of Underwriting Agreement.
2.1	Agreement and Plan of Merger, dated as of October 5, 2012, between the Registrant and Shutterstock Images LLC.
2.2
Agreement and Plan of Merger, dated as of October 5, 2012, among the Registrant, Shutterstock Investors II, Inc., Insight Venture Partners (Cayman) V, L.P., Shutterstock Investors III, Inc. and Insight Venture Partners V Coinvestment Fund, L.P.
3.1(a)	Certificate of Incorporation of the Registrant, as in effect prior to October 5, 2012.
3.1(b)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering.
3.3#	Bylaws of the Registrant, as currently in effect.
3.4#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the closing of this offering.
4.1	Intentionally omitted.
4.2	Registration Rights Agreement, dated as of October 5, 2012, between the Registrant and the investors listed on Schedule 1 thereto.
5.1#	Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1#+	Form of Indemnification Agreement between the Registrant and each of its Officers and Directors.
10.2#+	2012 Omnibus Equity Incentive Plan and Form of Award Agreements.
10.3#+	2012 Employee Stock Purchase Plan and Form of Subscription Agreement.
10.4#	Lease Agreement, between Shutterstock Images LLC and Wells 60 Broad Street, LLC, dated November 6, 2008.
10.5#	Amendment to Lease between Wells 60 Broad Street, LLC and Shutterstock Images LLC, dated as of March 21, 2012.
10.6#	Sublease between Shutterstock Images LLC and WJB Capital Group, Inc., dated as of November 18, 2010.
10.7#+	Shutterstock, Inc. Short-Term Incentive Plan.
10.8(a)#+	Employment Agreement between Shutterstock Images LLC and Jonathan Oringer dated September 24, 2012.
10.8(b)#+	Severance and Change in Control Agreement between Shutterstock Images LLC and Jonathan Oringer dated September 24, 2012.
10.9(a)#+	Employment Agreement between Shutterstock Images LLC and Thilo Semmelbauer dated March 21, 2010.
10.9(b)#+	Severance and Change in Control Agreement between Shutterstock Images LLC and Thilo Semmelbauer dated September 24, 2012.
10.9(c)+	Form of Restricted Stock Agreement between the Registrant and Thilo Semmelbauer.

Exhibit Number	Description
10.10(a)#+	Employment Agreement between Shutterstock Images LLC and Timothy E. Bixby dated May 16, 2011.
10.10(b)#+	Severance and Change in Control Agreement between Shutterstock Images LLC and Timothy E. Bixby dated September 24, 2012.
10.11(a)#+	Employment Agreement between Shutterstock Images LLC and James Chou dated September 24, 2012.
10.11(b)#+	Severance and Change in Control Agreement between Shutterstock Images LLC and James Chou dated September 24, 2012.
10.12#	Loan and Security Agreement between Silicon Valley Bank and Shutterstock Images LLC dated September 21, 2012.
21.1#	List of Subsidiaries.
23.1#	Consent of PricewaterhouseCoopers LLP.
23.2#	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1#	Power of Attorney.
99.1#	Consent of L.E.K. Consulting LLC.

*
To be filed by amendment.

#
Previously filed.

+
Indicates a management contract or compensatory plan or arrangement.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX